Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mistras Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-164688) and Form S-3 (No.333-173513)  of Mistras Group, Inc. of our report dated August 14, 2013, with respect to the consolidated balance sheet of Mistras Group, Inc. and subsidiaries as of May 31, 2013, and the related consolidated statements of income, comprehensive income, equity and cash flows for the year ended May 31, 2013, and the effectiveness of internal control over financial reporting as of May 31, 2013, which report appears in the May 31, 2013 annual report on Form 10-K of Mistras Group, Inc.  Our report includes an explanatory paragraph indicating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of May 31, 2013, internal control over financial reporting associated with its subsidiary, Mistras Group GmbH (GMA), representing approximately 17% of total assets (including approximately 12% of total assets related to goodwill and intangible assets that were included within the scope of its assessment) and approximately 8% of total revenues, included in the Company’s consolidated financial statements as of and for the year ended May 31, 2013. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of GMA.

/s/ KPMG LLP

New York, New York

August 14, 2013